Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Stealth BioTherapeutics Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction valuation		Fee Rate	Amount of Filing Fee

Total Transaction Valuation	$39,892,357.44	(1)	0.0000927	$3,698.03	(2)

Fees Previously Paid	$0			$0

Total Transaction Valuation	$39,892,357.44

Total Fees Due for Filing				$3,698.03

Total Fees Previously Paid				$0

Total Fee Offsets				$0

Net Fee Due				$3,698.03

(1)

For purposes of calculating the fee only, this amount is based upon US$0.03125, the per share merger consideration for each ordinary share, par value of $0.0003 per share (the “Ordinary Shares”), of Stealth BioTherapeutics Corp (the “Company”) multiplied by the sum of (a) 882,629,602 Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding, (b) 107,631,023 Ordinary Shares subject to outstanding Company share awards, (c) 2,947,704 Ordinary Shares that are issued and held in a custodian account by the ADS Depositary for the settlement of Company share awards and (d) 283,347,109 shares subject to outstanding warrants.

(2)

The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $92.70 for each $1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.